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                                                                   Exhibit 3.1.2

                           CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                                      OF
                         CRICKET COMMUNICATIONS, INC.


     Cricket Communications, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:


     First: This Certificate of Amendment amends the provisions of the Certificate of Incorporation of the Company, filed on August 26, 1998, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law, and was approved by written consent of the sole stockholder of the Company given in accordance with the provisions of Section 228 of the General Corporation Law.

     Second: The text of Article IV, Section A of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

          A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is seventy-five million two hundred thousand (75,200,000) shares. Seventy-five million (75,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($.0001). Two hundred thousand (200,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($.0001).

     In Witness Whereof, said Board of Directors of the Company has caused this Certificate of Amendment to be signed by a duly authorized officer of the Company.



                                   CRICKET COMMUNICATIONS, INC.


Dated: June 22, 1999               By: /s/ Thomas J. Bernard
                                      -----------------------------------
                                           Thomas J. Bernard
                                           Executive Vice President